Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

September 24, 2009

iPath Exchange Traded Notes

iPath® Dow Jones-UBS Natural Gas Subindex Total ReturnSM ETN

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of an equity. The iPath® Dow Jones-UBS Natural Gas Subindex Total ReturnSM ETN is designed to provide investors with cost-effective exposure to natural gas commodities as measured by the Dow Jones-UBS Natural Gas Subindex Total ReturnSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or at early redemption¹, based on the performance of the Index, less investor fees.

NOTE DETAILS MONTHLY INDEX RETURNS VS. S&P 500® INDEX

Ticker GAZ

60%

Intraday indicative value ticker GAZ.IV

Bloomberg index ticker DJUBNGTR 40% CUSIP 06739H644 Primary exchange NYSE Arca 20% Yearly fee 0.75%

0%

Inception date 10/23/07 Maturity date 10/22/37

-20%

Index Dow Jones-UBS Natural Gas Subindex Total ReturnSM

-40%

* The investor fee is equal to the Yearly Fee times the principal amount of your securities 1992 1994 1996 1998 2000 2002 2004 2006 2008 times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early Dow Jones-UBS Natural Gas Subindex Total Return SM S&P 500 Index redemption, the investor fee will increase by an amount equal to the Yearly Fee times the Sources: Bloomberg, Dow Jones, AIG-FP, UBS Securities LLC, S &P as of 06/30/09. principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided INDEX CORRELATIONS by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. Dow Jones-UBS Natural Gas Subindex Total ReturnSM 1.00 Dow Jones-UBS Commodity Index Total ReturnSM 0.66 ISSUER DETAILS S&P GSCI™ Total Return Index 0.66 Barclays Bank PLC long-term, unsecured obligations* S&P GSCI™ Energy Index 0.67 S&P rating AA- S&P 500 Index 0.06 Moody’s rating Aa3 Barclays Capital U.S. Aggregate Bond Index -0.02 MSCI EAFE Index 0.15 The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath ETNs rely on the rating of their issuer, Barclays Bank PLC.

Sources: S&P, Dow Jones, AIG-FP, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI 06/04 - 06/09, based on monthly returns.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such lowering, suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Natural Gas Subindex Total ReturnSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath® Dow Jones-UBS Natural Gas Subindex Total ReturnSM ETN

The Dow Jones-UBS Natural Gas Subindex Total ReturnSM is a sub-index of the Dow Jones-UBS Commodity Index Total ReturnSM and

reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index plus the rate of interest that could be earned on cash collateral invested in specified Treasury

Bills. The Index includes the contract in the Dow Jones-UBS Commodity Index Total ReturnSM that relates to a single commodity,

natural gas (currently the Henry Hub Natural Gas futures contract traded on the NYMEX).

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 6/30/09) 1-YEAR RETURN % 3-YEAR RETURN % 5-YEAR RETURN % STANDARD DEVIATION

ANNUALIZED ANNUALIZED % ANNUALIZED*

Dow Jones-UBS Natural Gas Subindex Total ReturnSM -79.06 -43.26 -37.03 51.75

Dow Jones-UBS Commodity Index Total ReturnSM -47.08 -8.30 -0.23 20.64

S&P GSCI™ Total Return Index -59.68 -15.18 -3.45 29.37

S&P GSCI™ Energy Index -66.27 -19.42 -5.59 37.19

S&P 500 Index -26.21 -8.22 -2.24 15.50

Barclays Capital U.S. Aggregate Bond Index 6.05 6.43 5.01 3.63

MSCI EAFE Index -31.35 -7.98 2.31 19.45

* Based on monthly returns for 06/04 - 06/09. Sources: S&P, Dow Jones, AIG-FP, UBS Securities LLC, Barclays Capital, MSCI Inc., Bloomberg, BGI.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to

www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of governmental policies, action and inaction. Index components that track the performance of a single the main risks see “Risk Factors” in the applicable prospectus. commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant offering to which this communication relates. Before you invest, you should read the prospectus commodity. These factors may affect the value of the index and the value of your Securities in varying and other documents Barclays Bank PLC has filed with the SEC for more complete information ways.

about the issuer and this offering. You may get these documents for free by visiting www.iPathETN

.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange In addition to factors affecting commodities generally, index components composed of futures for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free contracts on natural gas may be subject to a number of additional factors specific to energy-related

1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. commodities that might cause price volatility. These include changes in the level of industrial and commercial activity with high levels of energy demand; disruptions in the supply chain or in the

Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A.

production or supply of other energy sources; price changes in alternative sources of energy;

(“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays

adjustments to inventory; variations in production and shipping costs; costs associated with regulatory

Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

compliance, including environmental regulations; and changes in industrial, government and consumer

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured demand, both in individual consuming nations and internationally.

debt. The Securities are riskier than ordinary unsecured debt securities and have no principal “Dow Jones®”, “DJ®” “UBS®”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS

protection. Risks of investing in the Securities include limited portfolio diversification, trade price Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow

fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”,

direct investment in index or index components. The investor fee will reduce the amount of your return “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”,

at maturity or on redemption, and as a result you may receive less than the principal amount of your “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”,

investment at maturity or upon redemption of your Securities even if the value of the relevant index has “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total

increased. An investment in iPath ETNs may not be suitable for all investors. ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total

The Securities may be sold throughout the day on the exchange through any brokerage account. There SM SM

Return “, “Dow Jones-UBS Natural Gas Subindex Total Return “, “Dow Jones-UBS Nickel Subindex

are restrictions on the minimum number of Securities you may redeem directly with the issuer as SM SM

Total Return “, “Dow Jones-UBS Platinum Subindex Total Return “, “Dow Jones-UBS Precious Metals

specified in the applicable prospectus. Commissions may apply and there are tax consequences in the SM SM

Subindex Total Return “, “Dow Jones-UBS Softs Subindex Total Return “, “Dow Jones-UBS Sugar

event of sale, redemption or maturity of Securities. Sales in the secondary market may result in SM SM

Subindex Total Return “ and “Dow Jones-UBS Tin Subindex Total Return “ are service marks of Dow significant losses.

Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the Dow

I0609 markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage Jones-UBS Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow

- GAZ commissions. Jones, UBS AG, UBS Securities LLC (“UBS Securities”), or any of their respective subsidiaries or affiliates and none of Dow Jones, UBS AG, UBS Securities, or any of their respective subsidiaries or

- BGINA and its affiliates, and BCI and its affiliates do not provide tax advice and nothing contained

BCY herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters affiliates makes any representation regarding the advisability of investing in such Securities.

contained herein (including any attachments) (i) is not intended or written to be used, and cannot be

©2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of

0909 used, by you for the purpose of avoiding U.S. tax-related penalties; and (ii) was written to support the Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and

- promotion or marketing of the transactions or other matters addressed herein. Accordingly, you should used with the permission, of their respective owners.

0130 seek advice based on your particular circumstances from an independent tax advisor.

iP - Not FDIC Insured o No Bank Guarantee o May Lose Value

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other

FIND YOUR iPATH 1-877-76-iPATH www.iPathETN.com